Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Supertel Hospitality, Inc.:

We consent to the use of our report dated March 30, 2012, with respect to the consolidated balance sheets of Supertel Hospitality, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, Schedule III—Real Estate and Accumulated Depreciation, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Omaha, Nebraska

March 30, 2012